Exhibit 99.1

Heron Therapeutics Announces Appointment of Michael Kaseta to Board of Directors

SAN DIEGO, November 4, 2024 /PRNewswire/ -- Heron Therapeutics, Inc. (Nasdaq: HRTX), a commercial-stage biotechnology company, announced today the appointment of Michael Kaseta to its Board of Directors. Mr. Kaseta has an extensive background spanning corporate finance, business strategy, and the commercialization of biopharma products in large pharmaceutical companies and small biotech companies.

Mr. Kaseta currently serves as the Chief Financial Officer and Chief Operating Officer of Liquida Corporation, a biopharmaceutical company developing innovative therapies for patients with rare cardiopulmonary diseases. Prior to Liquidia, Mr. Kaseta served as the Chief Financial Officer at Aerami Therapeutics, Inc., a private biotech company focused on the development of improved therapies for the treatment of severe respiratory diseases, including pulmonary arterial hypertension. Previously, Mr. Kaseta served as the Chief Financial Officer at Aralez Pharmaceuticals, Inc., and spent eleven years at Sanofi S.A. in a variety of financial roles, culminating in the Chief Financial Officer role at Sanofi North America, Global Services. In this role he managed a $10 billion business covering several product launches and more than 100 products across eight therapeutic areas. Mr. Kaseta holds a BBA in accounting from James Madison University, is a CPA (inactive) licensed in the state of New Jersey, and serves as a director of Bryn Pharma.

“We are excited to welcome Mike and his deep experience in commercial biotechnology leadership to Heron’s Board of Directors,” said Craig Collard, Chief Executive Officer of Heron. “I look forward to working with Mike more closely and I am confident that he will be an important asset to the Board as we drive continued growth of our existing portfolio of proprietary products focused on improving the lives of patients.”

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, risks and uncertainties identified in the company’s filings with the Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

Ira Duarte
Executive Vice President, Chief Financial Officer
Heron Therapeutics, Inc.
iduarte@herontx.com
858-251-4400